Exhibit 10.3

Jarden Corporation

Amendment Agreement

This Amendment Agreement, dated as of December 13, 2015 (the “Amendment”), is entered into by and between Jarden Corporation, a Delaware corporation (the “Company”), and James E. Lillie (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to that certain Fourth Amended and Restated Employment Agreement, dated as of July 23, 2012, as amended by that certain Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, between the Company and Executive (as amended, the “Employment Agreement”);

WHEREAS, the Employment Period has previously been automatically extended through December 31, 2018 pursuant to the terms of the Employment Agreement;

WHEREAS, in connection with such extension of the Employment Period, the Company’s Board of Directors and its Compensation Committee, after consulting with independent compensation consultants and such other advisors as they considered appropriate, have determined the Restricted Stock grant issuable to Executive in 2018 pursuant to the Employment Agreement; and

WHEREAS, the parties desire to enter into this Amendment to amend the Employment Agreement to replace the current Schedule I thereto with a revised Schedule I giving effect to the 2018 Restricted Stock grant amount.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, the Company and the Executive hereby agree as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the respective meanings given such terms in the Employment Agreement.

2. Amendment of Employment Agreement. The Employment Agreement is hereby amended by replacing “Schedule I” thereto in its entirety with the revised “Schedule I” set forth on Exhibit A hereto effective as of the date hereof.

3. No Other Changes. There are no other changes to the Employment Agreement except as set forth in this Amendment and, as modified by this Amendment, the Employment Agreement is hereby ratified, approved and confirmed in all respects, and shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer and the Executive has executed this Amendment as of the date first written above.

JARDEN CORPORATION

By:	/s/ John E. Capps
Name: John E. Capps
Title: Executive Vice President - Administration, General Counsel and Secretary

EXECUTIVE

/s/ James E. Lillie
Name: James E. Lillie

Exhibit A

SCHEDULE I

(Second Revised Schedule I to Fourth Amended and Restated Employment Agreement dated as of July 23, 2012, as amended, by and between Jarden Corporation and James E. Lillie)

On January 1 of each year during the Employment Period (or, if any such date is not a business day, on the next succeeding business day), provided Executive is employed on such date, Executive shall be entitled to receive an annual performance grant of shares of Restricted Stock as set forth in the table below. The restrictions on the Restricted Shares shall lapse based on achievement of a performance target equal to a target appreciation in the stock price of the common stock of the Company set by the Compensation Committee at the time of grant, but not to exceed a maximum appreciation percentage performance target according to the following table:

Grant (# of shares)[1]	Date	Maximum Stock Price Appreciation (%) Performance Target (over Closing Price on Last Trading Day of Prior Year)
177,632	January 1, 2016	12%
168,750	January 1, 2017	12%
165,690	January 1, 2018	12%

In the event the Employment Period extends past December 31, 2018, in each additional year of the Employment Period beginning after December 31, 2018, the Executive shall be entitled to a grant of Restricted Stock in an amount to be determined each year by the Compensation Committee, with vesting determined in accordance with the performance targets set forth above, or such other methodology as the Executive and the Compensation Committee may mutually agree.

The performance target for vesting each of the annual grants listed above shall be achieved on the date that the average closing price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange on which the Company’s common stock may then be traded) for any period of five consecutive trading days equals or exceeds a price representing an increase over the closing price on the last trading day of the prior calendar year at least equal to the target stock price appreciation percentage set by the Compensation Committee (up to the maximum set forth above). The performance target must be achieved, if at all, within five (5) years from the date of grant. If the performance target in not achieved within five (5) years from the date of grant, such grant will expire and be forfeited.

Capitalized terms used but not defined on this Schedule I shall have the meanings assigned thereto in the Fourth Amended and Restated Employment Agreement dated as of July 23, 2012, by and between Jarden Corporation and James E. Lillie, as amended, of which this Schedule I forms a part.

[1]	Gives effect to the three-for-two stock split of the Company’s common stock effected on November 24, 2014.